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                                                                   EXHIBIT 12.01
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

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2000
and the three months ended March 31, 2001 and June 30, 2001
(in thousands)

                                                                                                 Three         Three
                                                                                                 Months       Months
                                                                                                 Ended         Ended       Year To
                                                  Year Ended December 31,                       March 31,     June 30,       Date
                             ---------------------------------------------------------------    ---------    ---------    ---------
                                1996          1997         1998         1999          2000         2001         2001         2001
                             ---------     ---------    ---------    ---------     ---------    ---------    ---------    ---------
EARNINGS, AS DEFINED

Net Income (Loss) before
  Preferred Dividends(2)     $  (1,609)    $  19,368    $  44,602    $  50,286     $  38,869    $  10,036    $  10,505    $  20,541
Extraordinary items                186           843        1,400         (984)        7,910          763          262        1,025
Minority Interest                  292         1,119        2,550        3,647         2,157          587          631        1,218
Fixed Charges                    3,913         9,668       53,289       64,782        63,281        8,876        9,487       18,363
                             ---------     ---------    ---------    ---------     ---------    ---------    ---------    ---------

                             $   2,782     $  30,998    $ 101,841    $ 117,731     $ 112,217    $  20,262    $  20,885    $  41,147
                             ---------     ---------    ---------    ---------     ---------    ---------    ---------    ---------

FIXED CHARGES AND PREFERRED
  DIVIDENDS, AS DEFINED

Interest Expense             $   3,913     $   9,668    $  53,289    $  64,782     $  63,281    $   8,876    $   9,487    $  18,363
Capitalized Interest                --            --        1,108        2,675         3,777        1,532        1,037        2,569
Preferred Dividends                 --            --       20,620       22,280        20,713        4,891        4,891        9,782
                             ---------     ---------    ---------    ---------     ---------    ---------    ---------    ---------
                             $   3,913     $   9,668    $  75,017    $  89,737     $  87,771    $  15,299    $  15,415    $  30,714

RATIO OF EARNINGS TO FIXED
  CHARGES(3)                      0.71(1)       3.21         1.87         1.75          1.67         1.95         1.98         1.97
                             ---------     ---------    ---------    ---------     ---------    ---------    ---------    ---------

RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED
  DIVIDENDS(3)                    0.71(1)       3.21         1.36         1.31          1.28         1.32         1.35         1.34
                             ---------     ---------    ---------    ---------     ---------    ---------    ---------    ---------
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(1)   For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges by $1,131.

(2) Net Income (Loss) before Preferred Dividends includes depreciation and amortization expense as a deduction.

(3) Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends includes depreciation and amortization expense as a deduction from earnings.



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